ACURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: March 13, 2018

(Date of earliest event reported)

GREEN ENDEAVORS, INC.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101

(Address of principal executive offices)

(801) 575-8073

(Registrant’s telephone number, including area code)

ITEM 5.01 Changes in Control of Registrant

Sack Lunch Productions Inc. (SAKL) has entered into an agreement with LCF Salons LLC (LCF) and TCA Global Credit Master Fund, LP (“TCA”) by which in exchange for a cash payment of $100,000 to reduce the debt obligation of SAKL to TCA, TCA will release all claims from its $2.2 million Senior Secured Credit Facility Agreement and related notes as to Green Endeavors Inc., Landis Salon Inc., Landis Salons II, Inc. and Landis Experience Center LLC (Salon Businesses) and authorize SAKL to transfer all securities its holds in any of the Salon Businesses to LCF, including 10,000,000 shares of Supervoting Preferred, 4,183,081 shares of common stock and 230,621 shares of Series B Preferred Stock of Green Endeavors Inc. and LCF shall release Sack Lunch from the $100,000 obligation in exchange for the transfer of those shares.

(1)	Control of the Company has been acquired by LCF Salons LLC of which Logan C. Fast, a former officer and director of Green Endeavors is the member/manager.
(2)	March 13, 2018
(3)	LCF now holds 10,000,000 shares of Supervoting Preferred stock, 4,183,081 shares of common stock and 230,621 shares of Series B Preferred Stock. These shares give LCF 99.79% voting control of the Company.
(4)	LCF paid $100,000 to obtain a release of the claims of TCA Global Credit against SAKL and the transfer of the Salon Businesses to LCF and the Company has entered into a promissory note in the amount of $300,000 to be paid to LCF for the release obtained by LCF from the TCA obligations.
(5)	LCF obtained the funds through a loan from DHX Holdings LLC to LCF, Richard Surber is a member/manager of DHX.
(6)	All shares of Green Endeavors Inc. now held by LCF were obtained from Sack Lunch Productions Inc.
(7)	There are no arrangements or understandings with respect to the election of Directors or other management following the change of control.
(8)	N/A

ITEM 9.01 Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

20.2	4	Stock Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 15th day of March, 2018.

Green Endeavors, Inc.

/s/ Richard Surber
Richard Surber, CEO & President

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